Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

HPC POS System, Corp.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on February 12, 2008 (the “Registration Statement”), of our report dated February 11, 2008, relating to the balance sheet of HPC POS System, Corp. as of September 30, 2007, and the related statement of operations, stockholders’ deficit, and cash flows for the fiscal years ended September 30, 2007 and 2006, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

February 12, 2008